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                                                                      EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of CAM Commerce Solutions, Inc. of our report dated November 9, 2001, included in the 2001 Annual Report to Stockholders of CAM Commerce Solutions, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1993 Stock Option Plan of CAM Data Systems, Inc. of our reports dated November 9, 2001, with respect to the consolidated financial statements and financial statement schedule of CAM Commerce Solutions, Inc. incorporated by reference and included, respectively, in this Annual Report (Form 10-K) for the year ended September 30, 2001.



                                             /s/ ERNST & YOUNG LLP



Orange County, California
December 14, 2001